                                                                      Exhibit l

                          6 WEST SEVENTY SEVENTH STREET
                              NEW YORK, N.Y. 10024



                       CERTIFICATE OF INITIAL SHAREHOLDER

               Francois Sicart, the holder of 10,000 shares of beneficial interest, par value $.01 each of The Tocqueville Fund, a Massachusetts business trust (the "Fund"), does hereby confirm to the Fund my representation that I purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and do further agree that if I redeem any portion of such shares prior to the amortization of the Fund's organizational expenses, the proceeds thereof will be reduced by the proportionate amount that the total unamortized balance bears to the number of shares being redeemed.

                                            /s/ Francois Sicart
                                            ------------------------------------
                                            Francois Sicart